                                                                  Exhibit 99.A.1

                              RADYNE COMSTREAM INC.

              OFFER TO EXCHANGE OUTSTANDING OPTIONS FOR NEW OPTIONS


                     THE OFFER AND WITHDRAWAL RIGHTS EXPIRE

         AT 12:00 MIDNIGHT, MOUNTAIN STANDARD TIME, ON JANUARY 22, 2003,

                          UNLESS THE OFFER IS EXTENDED.


         We are offering eligible employees the opportunity to exchange all options outstanding under the Radyne ComStream Inc. 1996 Incentive Stock Option Plan (the "1996 Plan") and 2000 Long-Term Incentive Plan (the "2000 Plan" and, together with the "1996 Plan," the "Plans") to purchase shares of our common stock that have exercise prices ranging between $6.00 and $8.25 and between $14.00 and $14.63 per share for new options that we will grant under the Plans and pursuant to a new option agreement ("New Options"). Executive officers, directors and non-employees are not eligible to participate in this exchange offer. Additionally, employees who received option grants after June 15, 2002, are not permitted to participate in this offer.

         We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the related letter of transmittal (which together, as they may be amended from time to time, constitute the "Offer"). Some key features of the Offer include:

    - If you elect to voluntarily participate in this program, you will receive an option to purchase new shares based on the following exchange ratio schedule, subject to adjustments for any future stock splits, dividends and similar events:

EXERCISE PRICE RANGE              EXCHANGE RATIO                        EXAMPLE
--------------------              --------------                        -------
   $6.00 -- $8.25       0.67 shares covered by a new        Existing option to purchase
                        option for every 1 share covered    1,000 shares at $7.00 exercise
                        by a canceled option                price could be exchanged for
                                                            option to purchase 670 shares
                                                            at a new exercise price equal
                                                            to stock price at date of new
                                                            option grant

  $14.00 -- $14.63      0.40 shares covered by a new        Existing option to purchase
                        option for every 1 share covered    1,000 shares at $14.50 exercise
                        by a canceled option                price could be exchanged for
                                                            option to purchase 400 shares
                                                            at a new exercise price equal
                                                            to stock price at date of new
                                                            option grant

    - Partial tenders within a single option grant will not be permitted. If you elect to tender an option, the entire option must be tendered.

    - The outstanding options that employees elect to exchange and that we have accepted for exchange will be cancelled on or about January 22, 2003, unless this Offer is extended. The New Options will be granted no sooner than August 23, 2003, which is six months and one day after the date your tendered options are cancelled.

    - The exercise price of the New Options will be the closing sale price of our common stock as reported on the Nasdaq National Market ("Nasdaq") on the new option grant date. However, we can provide no assurance as to the price of our common stock at any time in the future as the stock price may fluctuate significantly.

    - The New Options will be vested to the same degree, as a percentage of the option, as your existing options would have been vested on the New Option grant date if you had never tendered your existing options. The New Options will continue to vest on the same schedule as your existing options, as a percentage of the option. If you choose not to exchange your options, then your options will remain outstanding and they will retain their current exercise price, vesting schedule and expiration term.

    - The New Options will have the same expiration date as the cancelled options.

         ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR OPTIONS.

         In order to receive New Options under the Offer, you must still be employed by the Company on the New Option grant date. Your election to participate in the Offer does not in any way change your status as an at-will employee. In addition, we cannot guarantee that you will receive New Options if a change of control of the Company occurs between the cancellation of your options and the New Option grant date.

         Shares of our common stock are quoted on Nasdaq under the symbol "RADN." On December 20, 2002, the last reported sale price of our common stock on Nasdaq was $2.77 per share. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

         You should direct questions about this Offer or requests for assistance or for additional copies of the Offer to Exchange or the letter of transmittal to Garry D. Kline (telephone: (602) 437-9620) at Radyne ComStream Inc., 3138 E. Elwood Street, Phoenix, Arizona 85034, or by e-mail at gkline@radynecomstream.com.

                                 ***IMPORTANT***

         If you wish to tender your options for exchange, you must complete and sign the letter of transmittal in accordance with its instructions, and mail or otherwise deliver it and any other required documents to Garry D. Kline at Radyne ComStream Inc., 305 North 54th Street, Chandler, Arizona 85226.

         We recommend that if you choose to mail your documents, you send them by certified or registered mail. Interoffice mail is not recommended since it cannot be tracked. Please keep a copy of all documents. Radyne ComStream will not be responsible for any lost mail, whether interoffice or otherwise.

         We are not making this Offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this Offer to option holders in any such jurisdiction.

         WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

SUMMARY TERM SHEET..................................................................     1

RISKS OF PARTICIPATING IN THE OFFER.................................................     8

    1.   Eligibility; Number of Options; Expiration Date............................    10

    2.   Purpose of the Offer.......................................................    12

    3.   Procedures for Tendering Options...........................................    13

    4.   Withdrawal Rights..........................................................    13

    5.   Acceptance of Options for Exchange and Issuance of New Options.............    14

    6.   Conditions of the Offer....................................................    15

    7.   Price Range of Common Stock Underlying Options.............................    18

    8.   Source and Amount of Consideration; Terms of New Options...................    18

    9.   Information Concerning Radyne ComStream....................................    22

    10.  Interests of Directors and Officers; Transactions and Arrangements
         Concerning the Options.....................................................    23

    11.  Status of Options Acquired by Us in the Offer; Accounting Consequences
         of the Offer...............................................................    25

    12.  Legal Matters; Regulatory Approvals........................................    26

    13.  Material Federal Income Tax Consequences...................................    26

    14.  Extension of Offer; Termination; Amendment.................................    27

    15.  Fees and Expenses..........................................................    28

    16.  Additional Information.....................................................    28

    17.  Miscellaneous..............................................................    30

                               SUMMARY TERM SHEET

         The following are answers to some of the questions that you may have about this Offer. We urge you to read carefully the remainder of this offer to exchange and the accompanying letter of transmittal because the information in this summary is not complete, and additional important information is contained in the remainder of this offer to exchange and the letter of transmittal. We have included section references to the remainder of this offer to exchange where you can find a more complete description of the topics in this summary.

    -    WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

         We are offering to exchange all stock options having exercise prices ranging between $6.00 and $8.25 and between $14.00 and $14.63 per share under the Radyne ComStream Inc. 1996 Incentive Stock Option Plan and 2000 Long-Term Incentive Plan. The options eligible to be tendered cover a total of 1,135,366 shares of our common stock and have exercise prices ranging from $6.00 to $14.63. We will not accept partial tenders of options within an individual option grant. If you tender an eligible option, you must tender that entire option and not a portion of it. (Section 1)

    - MUST I EXCHANGE AN ENTIRE OPTION OR CAN I DECIDE TO CANCEL ONLY A PORTION OF AN OPTION?

         You may not cancel only a portion of an option. You may, however, choose to cancel one unexercised option in its entirety even if you hold other options within one of the two exercise price ranges ($6.00 to $8.25 and $14.00 to $14.63). By way of example, if you have an option for 1,000 shares at an exercise price of $7.00, an option for 1,500 shares at an exercise price of $14.25, and an option for 500 shares at an exercise price of $14.50, you could elect to cancel all three, only the $7.00 option, only the $14.25 option, only the $14.50 option, or none of the options. You may not elect to cancel only 500 shares of the $7.00 option.

    -    WHY ARE WE MAKING THE OFFER?

         Many of our employees have current outstanding options with exercise prices that are significantly higher than the current fair market value of our common stock. By making this offer to exchange outstanding options for New Options, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value. (Section 2)

    -    WHAT ARE THE CONDITIONS TO THE OFFER?

         The Offer is not conditioned upon a minimum number of options being tendered. However, the Offer is subject to a number of conditions, including the conditions described in Section 6. We urge you to carefully read these conditions. (Section 6)

    - ARE THERE ANY ELIGIBILITY REQUIREMENTS I MUST SATISFY AFTER THE EXPIRATION DATE OF THE OFFER TO RECEIVE THE NEW OPTIONS?

         To receive a grant of New Options pursuant to the Offer, you must be an employee of Radyne ComStream from the date you tender options through the date we grant the New Options. Executive officers, directors and non-employees are not eligible to participate in this Offer. Additionally, employees who received option grants after June 15, 2002, are not permitted to participate in this Offer. As discussed below, we will not grant the New Options until on or about the first business day that is at least six months and one day following the date we cancel the options accepted for exchange. If you are not an employee of Radyne ComStream continuously from the date you tender options through the date we grant the New Options, you will not receive any New Options in exchange for your tendered options that have been accepted for exchange. You also will not receive any other consideration for the options tendered if you are not an employee from the date you tender options through the date we grant the New Options. (Section 1)

    -    HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR MY TENDERED
         OPTIONS?

         Employees who participate in the Offer will receive a New Option on the New Option grant date in exchange for each tendered option. The number of shares covered by each New Option will depend on the exercise price of each tendered option as set forth in the exchange ratio schedule below, subject to adjustments for any future stock splits, stock dividends, and similar events that may occur during the exchange period. (Section 5)

EXERCISE PRICE RANGE              EXCHANGE RATIO                        EXAMPLE
--------------------              --------------                        -------
   $6.00 -- $8.25       0.67 shares covered by a new        Existing option to purchase
                        option for every 1 share covered    1,000 shares at $7.00 exercise
                        by a cancelled option               price could be exchanged for
                                                            option to purchase 670 shares
                                                            at a new exercise price equal
                                                            to stock price at date of new
                                                            option grant

  $14.00 -- $14.63      0.40 shares covered by a new        Existing option to purchase
                        option for every 1 share covered    1,000 shares at $14.50 exercise
                        by a cancelled option               price could be exchanged for
                                                            option to purchase 400 shares
                                                            at a new exercise price equal
                                                            to stock price at date of new
                                                            option grant

         For example, if a tendered option covered 1,000 shares at an exercise price of $7.00, the New Option would cover 670 shares (1,000 x .67) and if a tendered option covered 1,000 shares at an exercise price of $14.50, the New Option would cover 400 shares (1,000 x .40).

         No fractional shares will be issued. If the number of shares subject to a New Option issuable on the grant date would include a fraction of a share, the number of shares will be rounded to the nearest share. (Section 5)

    -    WHEN WILL I RECEIVE MY NEW OPTIONS?

         We will grant the New Options on or about the first business day that is at least six months and one day after the date we cancel the options accepted for exchange. For example, if we cancel tendered options on January 22, 2003, which is the scheduled Expiration Date of the Offer, the grant date of the New Options will be on or about August 23, 2003. (Section 5)

    - WHY WON'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

         The current accounting rules specify that a minimum of six months and one day must pass before we issue the New Options. If we do not follow this guidance, we would be subject to compensation charges against our earnings for financial reporting purposes. The accounting rules also prevent us from setting the exercise price for the exchange options prior to the actual grant date. Again, if we do not follow these rules, we would be subject to unfavorable accounting treatment for the exchange program. (Section 11)

    -    WHY CAN'T THE COMPANY JUST REPRICE MY CURRENTLY OUTSTANDING OPTIONS?

         Based on the same accounting guidance mentioned above, "repricing" existing options, or resetting the strike price of these outstanding options to the current market price of our stock, would result in charges against our earnings for financial reporting purposes. (Section 11)

    - IF I TENDER OPTIONS IN THE OFFER, WILL I BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE I RECEIVE MY NEW OPTIONS?

         No. Because of accounting rules that could apply to interim option grants as a result of the Offer, we do not expect to grant New Options to current employees until at least six months and one day after the date we cancel the options accepted for exchange. (Section 11)

    - WHAT HAPPENS IF RADYNE COMSTREAM IS ACQUIRED DURING THE PERIOD AFTER MY OPTIONS ARE CANCELLED BUT BEFORE I AM GRANTED NEW OPTIONS?

         It is possible that prior to the grant date of the New Options we might enter into an agreement for a merger into another company or change of control transaction. These types of transactions could have substantial effects on our stock price, including substantial stock price appreciation. Depending on the structure of a transaction, option holders participating in this Offer might be deprived of any further price appreciation in the common stock or deprived of the opportunity to participate in the Offer.

         If we are a party to a merger into another company or change of control transaction before the grant date of the New Options, we will endeavor to negotiate as part of the transaction an agreement for the acquiring entity to grant options or compensation comparable to the New Options to continuing employees, although there can be no assurance that we would be successful in negotiating such an agreement.

         Further, we cannot guarantee that the acquiring company in any change of control transaction would agree to assume existing options and assume the obligation to issue New Options pursuant to the Offer. Therefore, it is possible that you may not receive any New Options, securities of the surviving company or other consideration in exchange for your tendered option if we are acquired before the New Options are granted.

         We reserve the right, in the event of a merger into another company or change of control transaction, to take any actions we deem necessary or appropriate to complete a transaction that our board of directors believes is in the best interest of our company and our stockholders. This could include terminating your right to receive New Options under this Offer. If we were to do so, employees who tendered options pursuant to this Offer would not receive New Options to purchase our common stock, or securities of the acquiror or any other consideration for their tendered options. (Section 1)

    -    WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

         The exercise price of the New Options will be equal to the last reported sale price of our common stock on Nasdaq, or such other national securities exchange or inter-dealer quotation system on which our common stock is then traded, on the date we grant the New Options. Accordingly, we cannot predict the exercise price of the New Options. The exercise price of any option you tender is at least $6.00 per share. The closing price of our common stock was $2.77 per share on December 20, 2002. HOWEVER, BECAUSE WE WILL NOT GRANT NEW OPTIONS UNTIL AT LEAST SIX MONTHS AND ONE DAY AFTER THE DATE WE CANCEL THE OPTIONS ACCEPTED FOR EXCHANGE, THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS. (Section 8)

    - IF THE EXERCISE PRICE ON THE NEW OPTIONS IS HIGHER THAN IT WAS ON MY TENDERED OPTIONS, CAN I REVERT TO MY ORIGINAL GRANT WITH ITS ORIGINAL EXERCISE PRICE?

         No. Once your tendered options have been cancelled, it is not possible to regrant them. Because the New Option grant date is more than six months after the date we cancelled the options accepted for exchange and the market price of our stock is volatile, it is possible that the New Options have a higher exercise price than your current options. We recommend that you obtain current market quotations for our common stock before deciding whether to exchange your options. You must carefully consider the exercise price of your existing options and your expectations of the future value of the stock. (Section 8)

    - AFTER THE GRANT OF MY NEW OPTIONS, WHAT HAPPENS IF I AGAIN END UP "UNDERWATER?"

         We are implementing the Offer at this time due to the stock market conditions that have affected many companies, throughout the country. Therefore, this is intended to be a one-time offer. We do not currently expect to implement such a program again in the foreseeable future. If your stock options had a term of ten years from the grant date, subject to continued employment, the price for common stock may appreciate over the long term even if the exercise price of your options is above the trading price of our common stock for some period of time after the grant date of the New Options. However, we can provide no assurance as to the price of our common stock at any time in the future. (Section 8)

    -    WHAT WILL THE VESTING SCHEDULE OF THE NEW OPTION BE?

         The vesting of the New Options will be on the same schedule as your tendered options, as percentages of the options. On the New Option grant date, the New Option will be vested to the same extent, as a percentage of the option, that your tendered options would have been vested if they had remained outstanding until the New Option grant date. All vested shares on the New Option grant date will be immediately exercisable. (Section 8)

    - DO I HAVE TO TENDER OPTIONS FOR ALL OR ANY OF THE SHARES SUBJECT TO THOSE OPTIONS?

         There are two ranges of eligible options: those with current exercise prices between $6.00 and $8.25 per share and those with current exercise prices between $14.00 and $14.63 per share. We will not accept partial tenders of individual options. If you tender an eligible option, you must tender that entire option and not a portion of it. (Section 8)

    -    WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

         We believe that the exchange will be treated as non-taxable for U.S. federal income tax purposes, and that U.S. citizens and residents who exchange outstanding options for New Options should not be required to recognize income for U.S. federal income tax purposes either at the time of the surrender of outstanding options or at the time of grant of the New Options. However, we are not in a position to provide tax advice, and we strongly recommend that you consult with your tax advisor to determine the tax consequences to you of this Offer.

         Tax residents of jurisdictions other than the U.S. may have different consequences and should consult with their own tax advisor to determine the tax consequences of participating or declining to participate in the Offer. (Section
13)

    - WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?

         The Offer expires on January 22, 2003, at 12:00 midnight, Mountain Standard Time, unless we choose to extend it.

         We may, at our discretion, extend the Offer at any time, but we cannot assure you that the Offer will be extended or, if extended, for how long.

         If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m. on the next business day following the previously scheduled expiration of the Offer period. (Section 1)

    -    HOW DO I TENDER MY OPTIONS?

         If you decide to tender your options, you must deliver, before 12:00 midnight, Mountain Standard Time, on January 22, 2003, a properly completed and duly executed letter of transmittal and any other documents required by the letter of transmittal to Garry D. Kline at Radyne ComStream Inc., 3138 E. Elwood Street, Phoenix, Arizona 85034.

         If we extend the Offer beyond that time, you must deliver these documents before the extended expiration of the Offer.

         We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options which are not validly withdrawn. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept all such properly tendered options promptly after the expiration of the Offer.

         We recommend that if you choose to mail your documents, you send them by certified or registered mail. Interoffice mail is not recommended since it cannot be tracked. Please keep a copy of all documents. Radyne ComStream will not be responsible for any lost mail, whether interoffice or otherwise. (Section
3)

    - HOW DO I FIND OUT HOW MANY OPTIONS I HAVE, THEIR EXERCISE PRICE, AND THE DATE THEY WERE ISSUED?

         You should contact Garry D. Kline at (602) 437-9620 or by e-mail at gkline@radynecomstream.com if you wish to obtain information with respect to your outstanding options.

    -    WILL I RECEIVE A CONFIRMATION STATEMENT VERIFYING MY TENDER?

         Promptly after we accept tendered options for exchange, we will send each tendering option holder a letter or e-mail indicating the number of shares subject to the options that we have accepted for exchange, the corresponding number of shares that will be subject to the New Options and the expected grant date of the New Options.

    -    DO I NEED TO DO ANYTHING IF I DO NOT WANT TO TENDER MY OPTIONS?

         No. If you do not deliver a properly completed and duly executed letter of transmittal prior to the expiration of the Offer, you will not be a participant in the Offer.

    - WHAT HAPPENS IF I DO NOT SIGN AND RETURN THE LETTER OF TRANSMITTAL BEFORE THE EXPIRATION DATE?

         Nothing, except that your current options will not be exchanged for New Options. However, we strongly encourage you to return the letter of transmittal even if you choose not to tender your options for exchange because your letter of transmittal will enable Radyne ComStream to track the progress of the option exchange program.

    - ARE THERE ANY CONSEQUENCES TO ME WITH RESPECT TO FUTURE OPTION GRANTS, IF I DO NOT PARTICIPATE IN THE OFFER?

         No, your nonparticipation in the Offer will not affect your eligibility to receive options in connection with future option grants.

    -    DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY TENDERED OPTIONS?

         You may withdraw your tendered options at any time before 12:00 midnight, Mountain Standard Time, on January 22, 2003. If we extend the Offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the Offer. In addition, unless we accept your tendered options for exchange before 12:00 midnight, Mountain Standard Time, on February 25, 2003, the date that is 40 business days after the commencement of the Offer, you may withdraw your tendered options at any time after February 25, 2003. To withdraw tendered options, you must deliver to us a written notice of withdrawal, with the required information while you still have the right to withdraw the tendered options. Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described above. (Section 4)

    -    WHAT DOES MANAGEMENT AND THE BOARD OF DIRECTORS THINK OF THE OFFER?

         Although the board of directors has approved this Offer, neither management nor the board of directors makes any recommendation as to whether you should tender or refrain from tendering your options. You must make your own decision whether to tender options.

    -    WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

         For additional information or assistance, you should contact Garry D. Kline (telephone: ((602) 437-9620) at 3138 E. Elwood Street, Phoenix, Arizona 85034 or by e-mail at gkline@radynecomstream.com.

                       RISKS OF PARTICIPATING IN THE OFFER

         Participation in the Offer involves a number of potential risks, including those described below. This list briefly highlights some of the risks and is necessarily incomplete. Eligible employees should carefully consider these and other risks and are encouraged to speak with an investment and tax advisor as necessary before deciding whether and to what extent to participate in the Offer. In addition, we strongly urge you to carefully read the remainder of this Offer before deciding whether and to what extent to participate. The list of risks does not include certain risks that may apply to employees who live and work outside of the United States.

    - PARTICIPATION IN THE OFFER WILL MAKE YOU INELIGIBLE TO RECEIVE ANY OPTION GRANTS UNTIL AUGUST 23, 2003 AT THE EARLIEST.

         Employees are generally eligible to receive option grants at any time that the board of directors or compensation committee chooses to make them. However, if we were to grant you options on any date that is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required for financial reporting purposes to record compensation expense against our earnings. Therefore, if you participate in the Offer, you will not be eligible to receive any option grants until August 23, 2003 at the earliest.

    - NONPARTICIPATION IN THE OFFER WILL MAKE YOU INELIGIBLE TO RECEIVE THE NEW OPTIONS THAT ARE LIKELY TO CARRY A LOWER EXERCISE PRICE THAN YOUR CURRENT OPTIONS.

         Eligible option holders who choose not to participate in this Offer will maintain their current options at their current exercise price. Nonparticipants will not be granted the New Options that are likely to have a lower exercise price than the eligible options they currently hold.

    - IF YOUR EMPLOYMENT TERMINATES PRIOR TO THE GRANT OF THE NEW OPTIONS, YOU WILL RECEIVE NOTHING.

         Once your option is cancelled, it cannot be reinstated. Accordingly, if your employment terminates for any reason prior to the grant of the New Options, you will have the benefit of neither the cancelled option nor the New Option.

    - WE INVESTIGATE STRATEGIC OPPORTUNITIES FROM TIME TO TIME, WHICH, IF CONCLUDED, COULD AFFECT THE PRICING AND/OR TERMS OF YOUR NEW OPTIONS.

         We consistently evaluate strategic opportunities that may arise, including additional capital infusions, joint ventures, strategic partnerships, acquisitions and the purchase or sale of assets. If any of these transactions were to occur before the New Options are granted, and our stock price appreciates, your New Options could be granted at a higher exercise price, and could be subject to additional terms and conditions required by an investing or acquiring party.

    - WE CANNOT ASSURE YOU THAT PARTICIPATION IN THE OFFER WILL RESULT IN YOUR RECEIVING NEW OPTIONS WITH A LOWER EXERCISE PRICE THAN YOUR EXISTING OPTIONS.

         If our stock price increases after the date your tendered options are cancelled, your New Options might have a higher exercise price than the tendered and cancelled options. For example, if you cancel options with a $6.00 exercise price per share, and our stock price appreciates to $7.00 when the New Option grants are made, your New Option will have a higher exercise price than the cancelled option.

    -    YOUR NEW OPTIONS WILL BE SUBJECT TO THE GENERAL RISKS OF OUR BUSINESS.

         For a description of risks related to our business, please see Section 16.

                                    THE OFFER

1.       ELIGIBILITY; NUMBER OF OPTIONS; EXPIRATION DATE.

         Employees who hold options to purchase shares of our common stock with exercise prices that fall within the following two ranges -- between $6.00 and $8.25 per share and between $14.00 and $14.63 per share -- and that are granted under the Plans are eligible to participate in the Offer. However, executive officers, directors and non-employees are not eligible to participate in this Offer. Additionally, employees who received option grants after June 15, 2002, are not permitted to participate in this Offer. Upon the terms and subject to the conditions of the Offer, we will exchange for New Options all eligible options granted under our Plans. Only options that are properly tendered and not validly withdrawn in accordance with Section 4 before the Expiration Date, will be accepted. We will not accept partial tenders of individual options. Therefore, if you elect to tender an option, you must tender that entire option.

         The options eligible to be tendered cover a total of 1,135,366 shares of our common stock and have exercise prices ranging from $6.00 to $14.63. The shares of common stock issuable upon exercise of eligible options represent approximately 7.5% of the total shares of our common stock outstanding.

         If you elect to participate in the Offer you will receive a New Option on the New Option grant date in exchange for each tendered option. The number of shares covered by each New Option will depend on the exercise price of each tendered option as set forth in the exchange ratio schedule below, subject to adjustments for any future stock splits, stock dividends, and similar events that may occur during the exchange period:

EXERCISE PRICE RANGE              EXCHANGE RATIO                        EXAMPLE
--------------------              --------------                        -------
   $6.00 -- $8.25       0.67 shares covered by a new        Existing option to purchase
                        option for every 1 share covered    1,000 shares at $7.00 exercise
                        by a cancelled option               price could be exchanged for
                                                            option to purchase 670 shares
                                                            at a new exercise price equal
                                                            to stock price at date of new
                                                            option grant

  $14.00 -- $14.63      0.40 shares covered by a new        Existing option to purchase
                        option for every 1 share covered    1,000 shares at $14.50 exercise
                        by a cancelled option               price could be exchanged for
                                                            option to purchase 400 shares
                                                            at a new exercise price equal
                                                            to stock price at date of new
                                                            option grant

         No fractional shares will be issued. If the number of shares subject to a New Option issuable on the grant date would include a fraction of a share, the number of shares will be rounded to the nearest share.

         All New Options will be subject to the terms of the applicable Plan and to a new option agreement between you and us. If you are not a current employee of Radyne ComStream continuously from the date you tender options through the date we grant the New Options, you will not receive any New Options in exchange for your tendered options that have been accepted for exchange. You also will not receive any other consideration for your tendered options if you are not an employee from the date you tender options through the date we grant the New Options.

         We are also reserving the right, in the event of a merger into another company or change of control transaction after the Expiration Date but before the grant date of the New Options, to take any actions we deem necessary or appropriate to complete a transaction that our board of directors believes is in the best interest of our company and our stockholders. This could include terminating the right to receive New Options under this Offer. If we were to terminate your right to receive New Options under this Offer in connection with such a merger into another company or change of control transaction, employees who tendered options pursuant to this Offer would not receive New Options to purchase our common stock, or securities of the acquiror, or any other consideration for their tendered options. If we are a party to a merger into another company or change of control transaction before the grant date of the New Options, we will endeavor to negotiate as part of the transaction an agreement for the acquiring entity to grant options or compensation comparable to the New Options that would have been received under the Offer, although there can be no assurance that we would be successful in negotiating such an agreement. We presently have no plans or proposals that relate to or would result in a change of control of Radyne ComStream Inc. Section 2 of this offer to exchange describes our future plans.

         The Expiration Date of the Offer will be 12:00 midnight, Mountain Standard Time, on January 22, 2003, unless we, in our discretion, have extended the period of time during which the Offer will remain open. See Section 14 for a description of our rights to extend, delay, terminate, and amend the Offer.

         If we decide to take any of the following actions, we will publish notice of such action and extend the Offer for a period of ten business days after the date of such publication:

         (a) (1) we increase or decrease the amount of consideration offered for the options;

              (2) we decrease the number of options eligible to be tendered in the Offer; or

              (3) we increase the number of options eligible to be tendered in the Offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the Offer immediately prior to the increase; and

         (b) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 14.

         For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Mountain Standard Time.

2.       PURPOSE OF THE OFFER.

         Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current fair market value of our common stock. By making this offer to exchange outstanding options for New Options, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value.

         We consistently evaluate strategic opportunities that may arise, including additional capital infusions, joint ventures, strategic partnerships, acquisitions and the purchase or sale of assets. Subject to the foregoing, and except as otherwise disclosed in this Offer or in our filings with the SEC, as of the date of this filing, we have no definitive plans or proposals that have not been publicly disclosed that relate to or would result in:

         (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

         (b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

         (c) any material change in our present dividend policy, or our indebtedness or capitalization;

         (d) any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer's material terms of employment;

         (e) any other material change in our corporate structure or business;

         (f) the suspension of our obligation to file reports pursuant to
Section 13 or 15(d) of the Securities Exchange Act;

         (g) the acquisition by any person of any of our securities or the disposition of any of our securities; or

         (h) any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

         Nothing contained herein shall restrict our ability to any of the foregoing.

         Neither we nor our board of directors makes any recommendation as to whether you should tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer and to consult your own investment and tax advisors. You must make your own decision whether to tender your options for exchange.

3.       PROCEDURES FOR TENDERING OPTIONS.

         PROPER TENDER OF OPTIONS. To validly tender your options pursuant to the Offer, you must, in accordance with the terms of the letter of transmittal, properly complete, duly execute and deliver the letter of transmittal along with any other required documents to Garry D. Kline at Radyne ComStream Inc., 3138 E. Elwood Street, Phoenix, Arizona 85034, before the Expiration Date.

         THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING LETTERS OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING OPTION HOLDER. IF DELIVERY IS BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED AND PROPERLY INSURE YOUR PACKAGE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY. RADYNE COMSTREAM WILL NOT BE RESPONSIBLE FOR ANY LOST MAIL, WHETHER INTEROFFICE OR OTHERWISE.

         DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options, which are not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer as to all option holders or any defect or irregularity in any tender with respect to all of the tendered options or option holders who have the same defect or irregularity. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

         OUR ACCEPTANCE CONSTITUTES AN AGREEMENT. Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. OUR ACCEPTANCE FOR EXCHANGE OF YOUR OPTIONS TENDERED BY YOU PURSUANT TO THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN YOU AND US UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

         Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly after the Expiration Date of the Offer all properly tendered options that have not been validly withdrawn.

4.       WITHDRAWAL RIGHTS.

         You may only withdraw your tendered options in accordance with the provisions of this Section 4.

         You may withdraw your tendered options at any time before 12:00 midnight, Mountain Standard Time, on January 22, 2003. If we extend the Offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the Offer. In addition, unless we accept your tendered options for exchange before 12:00 midnight, Mountain

Standard Time, on February 25, 2003, the date that is 40 business days from the commencement of the Offer, you may withdraw your tendered options at any time after February 25, 2003.

         To validly withdraw tendered options, an option holder must deliver to Garry D. Kline at Radyne ComStream Inc., 3138 E. Elwood Street, Phoenix, Arizona 85034, a written notice of withdrawal, with the required information, while the option holder still has the right to withdraw the tendered options. The notice of withdrawal must specify the name of the option holder who tendered the options to be withdrawn, the grant date, exercise price, and the number of option shares to be withdrawn. Except as described in the following sentence, the notice of withdrawal must be executed by the option holder who tendered the options to be withdrawn exactly as such option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal.

         You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the Offer, unless you properly re-tender those options before the Expiration Date by following the procedures described in Section 3.

         Neither Radyne ComStream nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5.       ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

         Upon the terms and subject to the conditions of this Offer, following the Expiration Date, we will promptly accept for exchange and cancel options properly tendered and not validly withdrawn before the Expiration Date. If your options are properly tendered and accepted for exchange on January 22, 2003, the scheduled Expiration Date of the Offer, you will be granted New Options on or about August 23, 2003, which is the first business day that is at least six months and one day following the date we cancel the options accepted for exchange. If we extend the date by which we must accept and cancel options properly tendered for exchange, you will be granted New Options on a subsequent business day that is on or about the first business day at least six months and one day following the extended date.

         Because of accounting rules that could apply to interim option grants as a result of the Offer, we do not expect to grant New Options to current employees until at least six months and one day after the date we cancel the options accepted for exchange. Therefore, if you participate in the Offer, you will not be eligible to receive any option grants until August 23, 2003 at the earliest.

         If you elect to participate in the Offer you will receive a New Option on the New Option grant date in exchange for each tendered option. The number of shares covered by each New Option will depend on the exercise price of each tendered option as set forth in the exchange ratio schedule below, subject to adjustments for any future stock splits, stock dividends, and similar events that may occur during the exchange period:

EXERCISE PRICE RANGE              EXCHANGE RATIO                        EXAMPLE
--------------------              --------------                        -------
   $6.00 -- $8.25       0.67 shares covered by a new        Existing option to purchase
                        option for every 1 share covered    1,000 shares at $7.00 exercise
                        by a cancelled option               price could be exchanged for
                                                            option to purchase 670 shares
                                                            at a new exercise price equal
                                                            to stock price at date of new
                                                            option grant

  $14.00 -- $14.63      0.40 shares covered by a new        Existing option to purchase
                        option for every 1 share covered    1,000 shares at $14.50 exercise
                        by a cancelled option               price could be exchanged for
                                                            option to purchase 400 shares
                                                            at a new exercise price equal
                                                            to stock price at date of new
                                                            option grant

         No fractional shares will be issued. If the number of shares subject to a New Option issuable on the grant date would include a fraction of a share, the number of shares will be rounded to the nearest share. If you tender options for exchange as described in the Offer, we may grant you New Options under either of the Plans.

         If you are not an employee of Radyne ComStream continuously from the date you tender options through the date we grant the New Options, you will not receive any New Options in exchange for your tendered options that have been accepted for exchange. You also will not receive any other consideration for your tendered options if you are not an employee from the date you tender options through the date we grant the New Options.

         For purposes of the Offer, we will be deemed to have accepted for exchange options that are validly tendered and not properly withdrawn as, if, and when we give oral or written notice to the option holders of our acceptance for exchange of such options. Subject to our rights to extend, terminate, and amend the Offer, we will accept promptly after the expiration of the Offer all properly tendered options that are not validly withdrawn. Promptly after we accept tendered options for exchange, we will send each tendering option holder a letter or e-mail indicating the number of shares subject to the options that we have accepted for exchange, the corresponding number of such shares that will be subject to the New Options, and the expected grant date of the New Options.

6.       CONDITIONS OF THE OFFER.

         Notwithstanding any other provision of the Offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after January 22, 2003, and prior to the Expiration Date any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with such acceptance and cancellation of options tendered for exchange:

         (a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the tendered options pursuant to the Offer, the issuance of New Options, or otherwise relates in any manner to the Offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Radyne ComStream, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Offer to us;

         (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

                         (1) make the acceptance for exchange of, or issuance of New Options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relates in any manner to the Offer;

                         (2) delay or restrict our ability, or render us unable, to accept for exchange, or issue New Options for, some or all of the tendered options;

                         (3) materially impair the contemplated benefits of the Offer to us;

                         (4) materially and adversely affect the business, condition (financial or other), income, operations or prospects of Radyne ComStream, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Offer to us;

                   (c)   there shall have occurred:

                         (1) the suspension of payments in respect of banks in the United States, whether or not mandatory;

                         (2) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

                         (3) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

                         (4) any negative change in the general political, market, economic or financial conditions in the United States or abroad that has or is reasonably likely to have (in our reasonable judgment) a material adverse effect on the business, condition (financial or other), operations or prospects of Radyne ComStream; or

                         (5) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof.

         (d) there shall have occurred any change in generally accepted accounting standards which could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the Offer;

         (e) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries;

         (f) any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of Radyne ComStream that, in our reasonable judgment, is or may be material to Radyne ComStream; or

         (g) the rules and regulations of the Securities and Exchange Commission, Nasdaq, or such other national securities exchange or inter-dealer quotation system on which our common stock is then traded requires that our stockholders approve the Offer.

         The conditions to the Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the Expiration Date. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our discretion, whether or not we waive any other condition to the Offer. If we waive a condition with respect to any option or option holder, we will also waive that condition with respect to all other options and option holders. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. Any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

         If we accept options you tender in the Offer, we may defer any grant to you of additional Options for which you may be eligible before the New Option grant date until after the New Option grant date, so that you will be granted no New Options for any reason until at least six months and one day after any of your tendered options have been cancelled. We may defer the grant to you of any additional options in order to avoid incurring compensation expense against our earnings as a result of accounting rules that could apply to these interim option grants as a result of the Offer.

7.       PRICE RANGE OF COMMON STOCK UNDERLYING OPTIONS.

         Our common stock trades on the Nasdaq National Market under the symbols "RADN." The following table sets forth the range of high and low trading prices as reported by the Nasdaq National Market for the periods indicated.

                                            HIGH $      LOW $
                                            ------      -----
2000:
  First Quarter........................      35.00       6.50
  Second Quarter.......................      23.38      11.13
  Third Quarter........................      17.56       7.81
  Fourth Quarter.......................      10.13       3.91

2001:
  First Quarter........................       8.63       4.88
  Second Quarter.......................       7.36       4.44
  Third Quarter........................       6.17       3.60
  Fourth Quarter.......................       6.10       3.54

2002:
  First Quarter........................       7.35       4.76
  Second Quarter.......................       4.82       3.25
  Third Quarter........................       3.55       1.25
  Through December 20, 2002............       3.60       1.50

         As of December 20, 2002, the last reported sale price of our common stock, as quoted on Nasdaq, was $2.77 per share.

         WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS.

8.       SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

         CONSIDERATION. We will issue New Options under our Plans in exchange for outstanding eligible options properly tendered and accepted for exchange by us.

         TERMS OF NEW OPTIONS. The New Options will be issued under either of the Plans as our Board or Compensation Committee may determine. The New Options will also be granted pursuant to a new option agreement between us and each option holder who has tendered eligible options in the Offer. The following description summarizes the material terms of our Plans and the options granted under our Plans.

         GENERAL. The maximum number of shares of common stock available for issuance pursuant to the exercise of options granted under our existing Plans are approximately as follows:

Radyne ComStream Inc. 1996 Incentive Stock Option Plan               265,739
Radyne ComStream Inc. 2000 Long-Term  Incentive Plan               1,688,415

         Both the 1996 Incentive Stock Option Plan and the 2000 Long-Term Incentive Plan permit the granting of options intended to qualify as incentive options under the Internal Revenue Code and the granting of options that do not qualify as incentive options.

         ADMINISTRATION. The compensation committee of our board of directors administers each of our existing Plans. The compensation committee is composed of three directors who are intended to be "non-employee directors" as defined in Rule 16b-3 under the Securities Exchange Act and "outside directors" for purposes of Section 162(m) of the Internal Revenue Code. The members of the compensation committee are appointed by the board to serve for such terms as the board may determine by resolution. The board may remove any member of the compensation committee or reconstitute the compensation committee with other directors, subject to the requirements of Rule 16b-3.

         TERM. Each New Option will have the same expiration date as the cancelled option for which it was exchanged. Your existing options generally have an expiration date of 10 years from the date of grant.

         TERMINATION. New Options issued under our existing Plans will expire on the same schedule as the cancelled options for which they were exchanged, however in no event will such expiration exceed 10 years. Option agreements generally provide that your New Options will terminate following the termination of your employment, unless the New Options are exercised, to the extent that they were exercisable immediately before such termination, within 90 days following such termination. In the event that the termination of your employment is by reason of permanent and total disability, death, or retirement you, or your executors, administrators, legatees or distributees of your estate, may exercise, within one year following such termination, any New Options held by you that was exercisable immediately before your employment termination.

         The termination of your New Options under the circumstances specified in this section will result in the termination of your interests in the respective Plan. In addition, your New Options may terminate, together with the respective Plan and all other outstanding options issued to other employees, following the occurrence of certain "corporate transaction" events, as described below.

         EXERCISE PRICE. The compensation committee will determine the exercise price of each New Options. The exercise price of the New Options to be granted pursuant to the Offer will be equal to the last reported sale price of our common stock on Nasdaq, or such other national securities exchange or inter-dealer quotation system on which our common stock is then traded, on the date of grant.

         VESTING AND EXERCISE. The New Options will be vested to the same degree, as a percentage of the option, as your existing options would have been vested on the New Option grant date if you had never tendered your existing options. The New Options will continue to vest on the same schedule as your existing options, as a percentage of the option. If you choose not to exchange your options, then your options will remain outstanding and they will retain their current exercise price, vesting schedule and expiration term. Upon the occurrence of a "change of control" (as defined in each plan), the 2000 Plan provides for immediate accelerated vesting of all options while the 1996 Plan provides that if no provision is made to continue the 1996 Plan or assume or replace the outstanding options with new options of a successor entity, then the Company may choose to accelerate the vesting of the options outstanding under the 1996 Plan, but is not obligated to do so.

         PAYMENT OF EXERCISE PRICE. You may exercise your New Options, in whole or in part, by delivery of a written notice to us on any business day at our principal office addressed to the attention of the compensation committee, which specifies the number of shares for which the New Option is being exercised and which is accompanied by payment in full of the applicable exercise price. The permissible methods of payment of the option exercise price generally are full payment in cash, by check, or, with the compensation committee's consent, in shares of common stock duly endorsed for transfer to us, or by a combination of these methods.

         TRANSFERABILITY OF OPTIONS. New Options may not be transferred except by will, the laws of descent and distribution or the terms of any applicable trust. Following a transfer, all New Options will continue to be subject to the same terms and conditions that were applicable to the New Options immediately before the transfer. During your lifetime, only you, or your guardian or legal representative in the case of your incapacity or incompetency, may exercise New Options granted to you.

         REGISTRATION OF OPTION SHARES. The shares of common stock issuable upon exercise of options under our Plans, including the shares that will be issuable upon exercise of all New Options to be granted pursuant to this Offer, have been registered under the Securities Act on a registration statement on Form S-8 filed with the SEC. We will use reasonable efforts to maintain such registration statement on Form S-8.

         FEDERAL INCOME TAX CONSEQUENCES. The following summary of certain U.S. federal income tax information is based on federal income tax laws currently in effect, is not intended to be exhaustive and does not address all matters that may be relevant to a particular option holder based on his or her specific circumstances. Subject to these limitations, this summary applies to you only if you are an individual who is a citizen or resident of the United States, including an individual who is a lawful permanent resident of the United States or who meets the "substantial presence" test under Section 7701(b) of the U.S. Internal Revenue Code. The summary addresses only current U.S. federal income tax law, which is subject to change (possibly on a retroactive basis), and does not discuss the income tax laws of any state, municipality, or non-U.S. taxing jurisdiction, or U.S. gift and estate tax laws.

         This summary addresses general U.S. federal income tax implications of option grants and option exercises by delivery of cash consideration under our various Plans and the disposition of stock acquired upon such exercises, and we strongly recommend that you consult your own tax advisor concerning your particular circumstances with respect to these matters. If you exercise an option by delivering consideration other than cash (being so permitted pursuant to your option agreement), special rules apply. You should consult your tax advisor when contemplating such an exercise.

Incentive Stock Options

         Upon the grant or exercise of an incentive stock option, you do not recognize any income for U.S. federal income tax purposes, except to the extent that the exercise causes you to incur alternative minimum tax, which is discussed below. If you hold the shares acquired upon exercise of an incentive stock option beyond the later of (i) two years following the date the incentive stock option was granted and (ii) one year following the date the incentive stock option was exercised (the "holding periods"), you will not recognize any ordinary income with respect to the exercise of the incentive stock option or the sale of shares acquired upon such exercise. In addition, any gain or loss on a subsequent sale of the shares (calculated as the difference between the amount realized on the sale and your tax basis in the shares (generally, the exercise price)) generally will be capital gain or loss. Such capital gain or loss will be long-term capital gain or loss if your holding period for the shares is more than one year.

         If you dispose of shares acquired upon exercise of an incentive stock option before the expiration of the holding periods, then in most cases the lesser of (i) the excess of the fair market value of the shares when the incentive stock option was exercised over the amount paid for such shares and
(ii) the excess of the amount realized on the disposition of the shares over your tax basis in the shares (generally, the exercise price) will be treated as ordinary income in the year of disposition. In addition, upon disposition of the shares before expiration of the holding periods, you will generally recognize capital gain or loss equal to the excess, if any, of the amount realized as a result of such disposition over the sum of (i) your tax basis in the shares immediately before disposition (generally, the exercise price) and (ii) the amount of ordinary income recognized by you as described in the preceding sentence. Any such capital gain or loss will be long-term capital gain or loss if your holding period for the shares is more than one year.

Non-Qualified Options

         Upon exercise of a non-qualified option, you generally will recognize ordinary income in an amount equal to the excess, if any, of the fair market value at time of exercise of the stock issued over the exercise price. Such income is subject to withholding and employment taxes collected from you and payable by us. In addition, when you sell stock acquired upon exercise of a non-qualified option, you generally will recognize capital gain or loss equal to the difference between the amount realized on such sale and your tax basis in the disposed shares (generally, the fair market value of the stock on the date the option was exercised). Such gain or loss will be long-term gain or loss if the holding period of the shares is more than one year.

Alternative Minimum Tax

         The exercise of an incentive stock option may subject you to the alternative minimum tax under Section 55 of the Internal Revenue Code. For alternative minimum tax purposes, upon exercise of an incentive stock option the excess of the fair market value of the shares at the time of exercise over the exercise price is includible in your alternative minimum taxable income. If you pay alternative minimum tax, the amount of such tax generally may be carried forward as a credit against any subsequent year's regular tax in excess of the alternative minimum tax for such year. Also, when you sell the stock acquired upon exercise of the option, the basis of the stock for alternative minimum tax purposes will be equal to its fair market value at the time of exercise. Because the alternative minimum tax calculation may be complex, optionees should consult their own tax advisors prior to exercising incentive stock options.

         Our statements in this offer to exchange concerning our Plans and the New Options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the plans and the appropriate form of option agreement. Please contact Garry D. Kline (telephone: (602) 437-9620) at Radyne ComStream Inc., 3138 E. Elwood Street, Phoenix, Arizona 85034, to receive a copy of the Plan and the form of option agreement thereunder. We will promptly furnish you copies of these documents at our expense.

9.       INFORMATION CONCERNING RADYNE COMSTREAM.

         GENERAL. Our principal executive offices are located at 3138 E. Elwood Street, Phoenix, Arizona 85034, and our telephone number is (602) 437-9620.

         We design, manufacture, install and sell equipment used in the ground-based portion of satellite communication systems to receive, and transmit data, video, audio and Internet over satellite communications links. We also design, manufacture, and sell equipment used in cable television systems. Our products are used in applications for telephone, data, video and audio broadcast communications, private and corporate data networks, Internet applications, and digital television for cable and network broadcast. We serve customers in over 80 countries, including customers in the television broadcast industry, international telecommunications companies, Internet service providers, private communications networks, network and cable television and the United States government. With headquarters in Phoenix, Arizona, and offices throughout the world, Radyne ComStream is publicly traded on NASDAQ under the symbol "RADN." The company's website URL is www.radynecomstream.com.

         FINANCIAL INFORMATION. The following table sets forth selected consolidated financial and operating data for Radyne ComStream. The selected historical statement of operations data for the years ended December 31, 2000 and December 31, 2001 and the selected historical balance sheet data as of December 31, 2000 and December 31, 2001 have been derived from the consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2001, that have been audited by KPMG LLP, independent accountants. The selected historical statement of operations data for the nine months ended September 30, 2001 and 2002 and the selected historical balance sheet data as of September 30, 2001 and 2002, which are included in our quarterly report on Form 10-Q for the quarter ended September 30, 2002, are unaudited, but include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. The information presented below should be read together with our consolidated financial statements and related notes. We have presented the following data in thousands, except per share amounts.

                                          FISCAL YEAR ENDED DECEMBER 31,    NINE MONTHS ENDED SEPTEMBER 30,
                                          ------------------------------    -------------------------------
                                                   (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                              2001             2000             2002              2001
                                          ------------     ------------     ------------      ------------
OPERATING DATA:
Net sales                                 $     68,471     $     70,107     $     43,944      $     49,422
Gross profit                                    28,912           31,827           13,625            21,531
Operating gain (loss)                            2,793            8,937           (5,187)            2,177
Net income (loss)                                1,936           12,441           (5,074)            2,602
Income (loss) per share, basic                    0.13             0.89            (0.33)             0.11
Income (loss) per share, diluted                  0.13             0.81            (0.33)             0.10
Shares used in per share calculation,
   basic                                    14,943,516       13,972,078       15,161,804        14,922,978
Shares used in per share calculation,
   diluted                                  15,411,568       15,426,297       15,161,804        15,443,280

BALANCE SHEET DATA:
Cash and cash equivalents                 $      7,211     $     16,245     $     13,750      $      8,815
Working capital                                 35,959           33,858           30,296            35,101
Total assets                                    53,241           51,844           47,579            53,648
Total liabilities                                7,893           10,030            6,562             8,906
Stockholders' equity                            45,347           41,814           41,017            44,742

----------

         See "Additional Information" under Section 16 for instructions on how you can obtain copies of our SEC reports that contain the audited financial statements and unaudited financial data we have summarized above.

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

         The Company's executive officers and directors are not eligible to participate in this Offer.

                 OWNERSHIP OF RADYNE COMSTREAM INC. COMMON STOCK

         The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's common stock as of December 20, 2002, by each of the Company's directors executive officers and all directors and executive officers of the Company as a group.

                                   NUMBER OF         PERCENTAGE OF
        NAME & ADDRESS             SHARES (1)          CLASS (1)
        --------------             ----------          ---------
Robert C. Fitting(2)               548,640(3)             3.6%
Brian J. Duggan(2)                 248,580(4)             1.6%
Steven W. Eymann(2)                409,467(5)             2.7%
Garry D. Kline(2)                  254,270(6)             1.6%
Yip Loi Lee(2)                      36,000(7)               *
C. J. Waylan(2)                     42,000(9)               *
Dennis W. Elliott(2)                36,000(7)               *
Kum Chuen Tang(2)                   26,300(8)               *
All directors and executive         1,604,257             10.5%
officers of Radyne ComStream
as a group (eight persons)

----------

*        Less than one percent.

(1) The numbers and percentages shown include the shares of common stock actually owned as of December 20, 2002, and the shares of common stock that the person or group had the right to acquire within 60 days of such date. In calculating the percentage of ownership, all shares of common stock that the identified person or group had the right to acquire within 60 days of December 20, 2002, upon the exercise of options are deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person.

(2) The address for each of these stockholders is: c/o Radyne ComStream Inc., 3138 East Elwood Street, Phoenix, Arizona 85034.

(3)      Includes 388,086 shares underlying exercisable options held by Mr.
         Fitting.

(4)      Includes 230,990 shares underlying exercisable options held by Mr.
         Duggan.

(5)      Includes 337,475 shares underlying exercisable options held by Mr.
         Eymann.

(6)      Includes 218,082 shares underlying exercisable options held by Mr.
         Kline.

(7) Includes 36,000 shares underlying exercisable options held by each of Messrs. Elliott and Lee.

(8)      Includes 26,300 shares underlying exercisable options held by Mr. Tang.

(9)      Includes 31,500 shares underlying exercisable options held by Mr.
         Waylan.

         Based upon our records and upon information provided to us by our directors, executive officers, and associates, neither we nor, to the best of our knowledge, any of our directors or executive officers nor any associates of any of the foregoing, has effected any transaction in the options or our common stock during the 60 days prior to this offering.

11. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

         Options we acquire pursuant to the Offer will be cancelled and the shares of common stock subject to those options will be returned to the pool of shares available for grants of New Options and for issuance upon the exercise of such New Options. To the extent such shares are not fully reserved for issuance upon exercise of the New Options to be granted in connection with the Offer, the shares will be available for future awards to employees, directors, and other eligible plan participants without further stockholder action, except as required by applicable law.

         We believe that Radyne ComStream will not incur any compensation expense solely as a result of the transactions contemplated by the Offer because:

    - we will not grant any New Options until a business day that is at least six months and one day after the date that we accept and cancel options tendered for exchange; and

    - the exercise price of all New Options will equal the market value of the common stock on the date we grant the New Options.

         We may incur compensation expense, however, if we grant any options having an exercise price less than $6.00 to any tendering option holder before the scheduled New Option grant date. Our grant of those options to the tendering option holder would be treated for financial reporting purposes as a variable award to the extent that the number of shares subject to the newly granted options is equal to or less than the number of the option holder's tendered option shares. In this event, we would be required to record as compensation expense the amount by which the market value of the shares subject to the newly granted options exceeds the exercise price of those shares. This compensation expense would accrue as a charge to Radyne ComStream's earnings over the vesting period of the newly granted options. We would adjust this compensation expense periodically based on increases or decreases in the market value of the shares subject to the newly granted options until the options are exercised, forfeited or expired.

12.      LEGAL MATTERS; REGULATORY APPROVALS.

         We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of New Options as contemplated by the Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the Offer to accept tendered options for exchange and to issue New Options for tendered options is subject to conditions, including the conditions described in Section 6.

13.      MATERIAL FEDERAL INCOME TAX CONSEQUENCES.

         The discussion in this Section 13 is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the Offer. This summary applies to you only if you are an individual who is a citizen or resident of the United States, including an individual who is a lawful permanent resident of the United States or who meets the "substantial Presence" test under Section 7701(b) of the Internal Revenue Code. For a summary addressing general U.S. federal income tax implications of option grants and exercises under our various stock option plans and the disposition of stock acquired upon such exercises, see Section 8 above. This Section 13 addresses only current U.S. federal income tax law, which is subject to change (possibly on a retroactive basis), and expressly does not discuss the income tax laws of any state, municipality, or non-U.S. taxing jurisdiction, or U.S. gift and estate tax laws. The summary below does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Moreover, this summary is provided for general informational purposes only. We are not in a position to provide tax advice, and we strongly recommend that you consult your tax advisor to determine the tax consequences to you of this Offer.

         We believe that the exchange of outstanding options for New Options will be treated as non-taxable, and that option holders who exchange outstanding options for New Options should not be required to recognize income for U.S. federal income tax purposes either at the time of the surrender of outstanding options or at the time of grant of the New Options.

         If your current options are incentive stock options, your New Options will be granted as incentive stock options if possible and to the extent that they qualify as incentive stock options under the tax laws in effect on the date of grant of the New Options, including the $100,000 limit discussed below. The holding period of each new incentive stock option will begin on the date the new incentive stock option is granted. New Options will be treated as non-qualified options to the extent such New Option is issued in exchange for an outstanding option which was a non-qualified option or to the extent such New Option exceeds the $100,000 limit discussed below.

         Under U.S. federal income tax law, no person may receive a number of incentive stock options that become exercisable for the first time in any calendar year which, when aggregated with all other incentive stock options first becoming exercisable in that calendar year, would permit the holder to purchase a number of shares of stock having a value (determined as of the date the option was granted) in excess of $100,000. New Options you receive in exchange for outstanding options will be treated as newly granted options. Accordingly, for purposes of the $100,000 limit, each New Option will be treated as first becoming exercisable in accordance with the vesting schedule of such New Option (regardless of the vesting schedule of the outstanding option that was exchanged for such New Option).

         Options that we do not accept for exchange will remain outstanding in accordance with their terms. You should consult your tax advisor prior to deciding whether to participate in the exchange to determine the tax status of options that remain outstanding and the tax consequences of exercising such options and disposing of shares received upon exercise (including the determination of the appropriate date at which the one-year and two-year holding periods discussed in Section 8 above should be treated as beginning in the case of options for which incentive stock option status is sought). The foregoing is a summary of certain U.S. federal income tax considerations for option holders in connection with the exchange of outstanding options for New Options. The summary, however, does not address every situation that may arise in connection with the outstanding options or the New Options. For example, it does not deal with the tax implications arising from an optionee's death; nor does it discuss foreign, state or local income tax consequences. The summary is not intended as tax advice or as a substitute for careful tax planning, and each optionee is urged to consult with and rely on his or her own advisors with respect to the tax consequences (foreign, federal, state and local) of the retention of outstanding options, the exchange of outstanding options for New Options, the exercise of New Options and the disposition of shares acquired upon such exercise.

          WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

14.      EXTENSION OF OFFER; TERMINATION; AMENDMENT.

         We reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the option holders and making a public announcement thereof.

         We also reserve the right, in our reasonable judgment, prior to the Expiration Date to terminate or amend the Offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the conditions specified in Section 6, by giving oral or written notice of such termination or postponement to the option holders and making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

         Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in
Section 6 has occurred or is deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to option holders or by decreasing or increasing the number of options being sought in the Offer.

         Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., Mountain Standard Time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change.

         If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will publish notice of such action and extend the Offer for a period of ten business days after the date of such publication:

         (a) (1) we increase or decrease the amount of consideration offered for the options;

              (2) we decrease the number of options eligible to be tendered in the Offer; or

              (3) we increase the number of options eligible to be tendered in the Offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the Offer immediately prior to the increase; and

         (b) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section 14.

15.      FEES AND EXPENSES.

         We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this Offer.

16.      ADDITIONAL INFORMATION.

         We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this offer to exchange is a part, with respect to the Offer. This Offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, before making a decision on whether to tender your options.

         The rules of the SEC allow us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. This Offer incorporates by reference the financial statements and the notes thereto contained in the documents listed below that have been previously filed with the SEC and any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, until completion of the Offer:

         (a) Our Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission on April 1, 2002;

         (b) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed with the Securities and Exchange Commission on May 15, 2002;

         (c) Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, filed with the Securities and Exchange Commission on August 19, 2002;

         (d) Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, filed with the Securities and Exchange Commission on November 14, 2002;

         (e) Radyne ComStream Inc. 1996 Incentive Stock Option Plan, incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-8, as filed with the commission on March 12, 1997 (File No. 333-23159), as amended by an Amendment to 1996 Incentive Stock Option Plan incorporated by reference to Exhibit 4 to the Company's Registration Statement on Form S-8, as filed with the Commission on November 18, 1998 (File No. 333-67469); and

         (f) Radyne ComStream Inc. 2000 Long-Term Incentive Plan, incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-8, as filed with the commission on July 19, 2000 (File No. 333-41704).

         Our SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

             450 Fifth Street, N.W.        500 West Madison Street
                    Room 1024                    Suite 1400
             Washington, D.C. 20549           Chicago, IL 60661

         You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

         Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

         We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

                              Radyne ComStream Inc.
                              3138 E. Elwood Street
                             Phoenix, Arizona 85034
                                 (602) 437-9620

         As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

         The information contained in this offer to exchange about Radyne ComStream should be read together with the information contained in the documents to which we have referred you.

17.      MISCELLANEOUS.

         We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

         WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Radyne ComStream Inc.                         December 23, 2003